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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-1 to register 172,500 shares of Common Stock of Cubist Pharmaceuticals, Inc. of our reports dated January 12, 1996, except as to the information in Notes L and M for which the date is October 23, 1996, on our audits of the financial statements of Cubist Pharmaceuticals, Inc. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts." Our reports, incorporated herein, are included in the Registration Statement on Form S-1 (File # 333-6795) of Cubist Pharmaceuticals, Inc.

                                                       Coopers & Lybrand L.L.P.
Boston, Massachusetts
October 25, 1996